EXHIBIT 9

                    ASSIGNMENT AND ASSUMPTION AGREEMENT
                    -----------------------------------

     Assignment and Assumption Agreement (the "Agreement"), dated as of August 24, 2000, between Trefoil Gilat Investors, L.P. ("Trefoil Gilat") and Israel Discount Bank Trust Company Ltd.. (the "Trustee").

     WHEREAS, on June 30, 2000, Shamrock Holdings of California, Inc. ("SHOC") entered into a Convertible Note Purchase Agreement (the "Purchase Agreement") with Gilat Communications, Ltd., an Israeli company ("Gilat"), pursuant to which SHOC purchased $25 million in principal amount of Convertible Notes of Gilat (the "Notes"); and

     WHEREAS, concurrently with the execution of the Purchase Agreement, SHOC and Gilat entered into a Registration Rights Agreement (the "Registration Rights Agreement" and together with the Purchase Agreement and the Notes, the "Gilat Agreements") granting certain registration rights to SHOC with respect to the common stock issuable upon conversion of the Notes; and

     WHEREAS, on the date hereof, Trefoil Gilat and SHOC entered into an Assignment Agreement pursuant to which, in consideration for the payment of $25 million by Trefoil Gilat to SHOC, SHOC assigned to Trefoil Gilat, and Trefoil Gilat assumed from SHOC, all of the rights and obligations of SHOC under the Gilat Agreements, including the ownership of the Notes; and

     WHEREAS, concurrently with the execution of this Agreement, Trefoil Gilat is entering into a Loan Agreement (the "Loan Agreement") with Israel Discount Bank Ltd. (the "Bank"), pursuant to which Trefoil Gilat is borrowing $16,250,000 (the "Loan Proceeds") to partially finance its acquisition of the Notes from SHOC; and

     WHEREAS, concurrently with the execution of this Agreement, Trefoil Gilat is entering into a Trust Agreement (the "Trust Agreement") with the Bank and the Trustee, pursuant to which the parties are agreeing that the Trustee shall hold the Notes and Trefoil Gilat's rights under the Gilat Agreements as security for Trefoil Gilat's obligations under the Loan Agreement; and

     WHEREAS, subject to the terms of this Agreement and the Trust Agreement, Trefoil Gilat desires to assign, and the Trustee desires to assume, all of the rights of Trefoil Gilat under the Gilat Agreements until such time as Trefoil Gilat has satisfied its obligations under the Loan Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. In consideration of the receipt of the Loan Proceeds from the Bank, Trefoil Gilat hereby transfers and assigns all of its rights (including ownership of the Notes) under the Gilat Agreements (collectively, the "Pledged Interests") to the Trustee, to be held by the Trustee under the terms of the Trust Agreement.

     2. The Trustee hereby accepts such transfer and assignment of the Pledged Interests, to be held by the Trustee under the terms of the Trust Agreement.

     3. So long as the Bank does not inform the Trustee that an Event of Default (as defined in the Loan Agreement) has occurred and is continuing, the Trustee shall act with regard to the Pledged Interests as instructed by Trefoil Gilat, and accordingly shall grant Trefoil Gilat's nominee a proxy with respect to such Pledged Interests. So long as no Event of Default has occurred and is continuing, Trefoil Gilat shall have the right to exercise all rights and powers with respect to the Pledged Interests, including without limitation, sole dispositive power over the Pledged Interests, subject to Section 16.1 of the Loan Agreement.

     4. The Trustee shall act with regard to the Pledged Interests as provided in the Trust Agreement and the Loan Agreement.

     5. To the extent the Bank instructs the Trustee to release any portion of the Pledged Interests in accordance with Sections 12, 16 or 17 of the Loan Agreement, the Trustee shall assign such released Pledged Interests to Trefoil Gilat.

     6. The assignment of the Pledged Interests by Trefoil Gilat is made solely to secure Trefoil Gilat's obligations under the Loan Agreement and, accordingly, such assignment is subject to the terms of the Loan Agreement and the Trust Agreement.

     7. Upon assignment by the Trustee of any portion of the Pledged Interests to Trefoil Gilat pursuant to Section 6 hereof, the Trustee shall, from time to time at the request of Trefoil Gilat, and without further consideration, execute, acknowledge and deliver such other instruments of conveyance and transfer as Trefoil Gilat may reasonably request and take such other action as reasonably may be requested by Trefoil Gilat to more effectively to assign, transfer, convey and deliver to Trefoil Gilat the Pledged Interests.

     8. This agreement shall be governed by the laws of Israel.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement.


                                    TREFOIL GILAT INVESTORS, L.P.
                                    By:  Trefoil Gilat, Inc.
                                         its General Partner


                                    By: /s/ Robert G. Moskowitz
                                       ------------------------------------
                                       Name:   Robert G. Moskowitz
                                       Title:  Vice President and Secretary

                                    ISRAEL DISCOUNT BANK TRUST
                                    COMPANY LTD.


                                       /s/ E. Tovbin
                                       ------------------------------------
                                       Chairman

                                       /s/ A. Tuval
                                       ------------------------------------
                                       G. Manager